EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Innovative Industrial Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.001 par value	457 (r)	1,815,790	$345,000,100	0.0000927	$31,982
Total Offering Amounts					$345,000,100	-	$31,982
Total Fees Previously Paid					-	-	-
Total Fees Offset					-	-	-
Net Fee Due					-	-	$31,982